Prospectus Supplement To prospectus dated April 4, 2011	Filed pursuant to Rule 424(b)(5) Registration No. 333-172571

2,025,000 shares of Common Stock

Inuvo, Inc.

You should carefully read this prospectus supplement and the accompanying prospectus before you invest.  Both documents contain information you should consider before making your investment decision.

We are offering to certain institutional investors, pursuant to this prospectus supplement and the accompanying base prospectus, an aggregate of 1,350,000 shares of our common stock, together with immediately exercisable five year warrants to purchase up to an aggregate of 675,000 shares of common stock. Each warrant entitles the investor to purchase 0.50 shares of our common stock for every share of common stock purchased by such investor in the offering. The purchase price for each share of common stock and the related warrants is $2.00. Each warrant has an exercise price of $2.20 per share. The common stock and the warrants will be issued separately but will be purchased together in the offering. This prospectus supplement also relates to the offering of shares of common stock upon the exercise, if any, of the warrants issued in this offering.

Our common stock is listed on NYSE Amex under the symbol "INUV."  On June 20, 2011, the closing price of our common stock as reported on NYSE Amex was $2.00 per share.  The warrants will not be listed on any national securities exchange.

The aggregate market value of our outstanding common stock, which is our only class of voting securities held by non-affiliates of our company, was approximately $11,000,000 on June 20, 2011.  During the prior 12 calendar month period from the date of this prospectus, we sold $230,400 of our securities pursuant to the original prospectus dated April 4, 2011 to which this prospectus is a supplement.

Investing in our common stock involves a high degree of risk.  Risks associated with an investment in our common stock are described in the section entitled “Risk Factors” beginning on page S-5 of this prospectus supplement, which supersede in their entirety the risk factors beginning on page 3 of the accompanying prospectus.  You should carefully consider these risk factors before making an investment decision.

We expect delivery of the common stock and warrants being sold in this offering to be made to the investors on or about June 22, 2011, against payment of immediately available funds. Because there is no minimum offering amount, the actual offering amount proceeds to us, if any, are not presently determinable and may be substantially less than the maximum amounts set forth above.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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The shares of our common stock are being offered by us through members of our management and our Board of Directors who will not receive any compensation for these efforts.

The date of this prospectus supplement is June 21, 2011

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying base prospectus are part of a registration statement on Form S-3 (File No. 333-172571) that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this “shelf” registration process, we may from time to time sell any combination of securities described in the accompanying base prospectus in one or more offerings up to a total of $15 million.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock and related warrants, including the price, the number of shares of common stock and warrants being offered, the risks relating to an investment in our common stock, and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into the prospectus supplement and the accompanying base prospectus. The second part is the accompanying base prospectus, which gives more general information, some of which, such as the section titled “Plan of Distribution” and descriptions of unissued securities other than our common stock, do not apply to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus supplement and the accompanying base prospectus — the statement in the document having the later date modifies or supersedes the earlier statement. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of any Current Report on Form 8-K into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or into this prospectus supplement or the accompanying base prospectus.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus supplement or the accompanying base prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement or the accompanying base prospectus to the extent that a statement contained herein, therein or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying base prospectus.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement and the accompanying base prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

The information contained in this prospectus supplement and the accompanying prospectus is correct only as of the date on the cover page, regardless of the date this prospectus supplement was delivered to you or the date on which you acquired any of the shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus supplement and other written and oral statements that we make from time to time contain such forward-looking statements that set out anticipated results based on management’s plans and assumptions regarding future events or performance. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance or results of current and anticipated sales efforts, expenses, the outcome of contingencies and financial results. We caution that the factors described herein and other factors could cause our actual results of operations and financial condition to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

PROSPECTUS SUPPLEMENT SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.  It may not contain all of the information that may be important to you.  To fully understand the investment you are contemplating, you should read carefully this entire prospectus supplement, the accompanying prospectus and the detailed information incorporated into each of them by reference before you decide to make an investment.  You should pay special attention to the “Risk Factors” section of this prospectus supplement beginning on page S-5 to determine whether an investment in our common stock is appropriate for you.

When used herein, "Inuvo", "we", "us" or "our" refers to Inuvo, Inc., a Nevada corporation formerly known as Kowabunga! Inc. and formerly known as Think Partnership, Inc., and our subsidiaries.  The information which appears on our websites is not part of this prospectus.

OUR BUSINESS

We are an Internet marketing business with two segments:

•           Performance Marketing, and
•           Web Properties.

The Performance Marketing segment manages a series of online advertising marketplaces where Inuvo facilitates, through owned and operated technology, the placement of hundreds of thousands of ads on thousands of websites. Consumers enter the marketplace in numbers that exceed 60 million unique visitors monthly. Revenue is principally generated when a consumer clicks on links, fills out a lead form or purchases a product.

The Web Properties segment designs, builds and manages a series of owned and operated websites across verticals that include local search, product shopping comparison, pre/post natal interests and baby product shopping. The segment uses a number of online tactics designed to drive traffic to these owned and operated sites including search, affiliates, email and display marketing campaigns.  Among the owned and operated properties are BargainMatch™, Yellowise™, BabytoBee™, Kidzadu™, and Kowabunga®.  Revenue is principally generated from the sale of leads and advertising on the various sites.

Corporate Information

We were incorporated in Nevada in 1987.  Our corporate headquarters and principal executive offices are located at 15550 Lightwave Drive, Suite 300, Clearwater, Florida  33760.  Our telephone number at those offices is (727) 324-0046.  Our fiscal year end is December 31.

THE OFFERING

The Offering:	Pursuant to this prospectus supplement and the accompanying prospectus, we are offering the following securities:

Common stock:	1,350,000 shares of common stock at a purchase price of $2.00 for each share of common stock and the related warrants described below.

Warrants:
Warrants, which are immediately exercisable for five years from the closing date, to purchase up to an aggregate of 675,000 shares of common stock, for an exercise price of $2.20 per share.  Each warrant entitles the investor to purchase 0.50 shares of our common stock for every share of common stock purchased by the investor in the offering.

This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise, if any, of the warrants

Common stock to be outstanding after this offering:
10,035,791 shares, based on 8,685,791 shares of our common stock outstanding on June 20, 2011 and excluding any shares of our common stock issuable upon the exercise of outstanding warrants, including warrants to be issued in this offering, and outstanding options.

NYSE Amex symbol:	INUV

Use of proceeds:	The net proceeds of this offering will be added to our general funds and used for working capital.

Transfer agent:	Colonial Stock Transfer Co., Inc., 66 Exchange Place, Suite 100, Salt Lake City, UT 84111.

RISK FACTORS

Risks Related to Our Business

We have a history of losses and there are no assurances we will ever generate profits.  As of March 31, 2011 we have an accumulated deficit of approximately $107 million.  For 2010, our operating loss from continuing operations was approximately $4.6 million and for 2009 our operating loss from continuing operations was approximately $5.1 million. For the first three months of 2011, our loss from continuing operations was approximately $1.7 million. Our future capital requirements depend on a number of factors, including our ability to internally grow our revenues, manage our business and control our expenses.  If we are not successful in increasing our revenues we may be required to raise additional capital to fund our operations and pay our obligations as they become due.  We do not have any firm commitments to provide capital and there are no assurances that we would be able to raise funds upon terms satisfactory to our company.

We are subject to risks frequently encountered by companies in the Internet marketing and advertising industry.  Our prospects for financial and operational success must be considered in light of the risks frequently encountered by companies in the Internet marketing and advertising industry. During 2010 and continuing into 2011, the search alliance between Microsoft and Yahoo! adversely impacted our revenues and any continued consolidation within the search segment could result in additional decline in this portion of our business.  In addition, we face other risks associated with our industry, including the need to:

•	attract new clients and maintain current client relationships;
•	achieve effective advertising campaign results for our clients;
•	continue to expand the number of services and technologies we offer;
•	successfully implement our business model, which is evolving;
•	respond to pricing pressure in some of our lines of business;
•	maintain our reputation and build trust with our clients;
•	identify, attract, retain and motivate qualified personnel;
•	accurately measure impressions, searches, clicks, or other online actions for our advertisers, publishers, or partners;
•	adapt to changes in online advertising, email, and other filtering software; and
•	manage online credit card billing and customer service concerns.

There are no assurances we will be able to effectively manage these risks. Our failure to do so could result in a decline in our revenues and impact our ability to continue as a going concern.

Our success depends on our ability to continue and expand relationships with other Internet media content, advertising and product providers.  The Internet includes an ever-increasing number of businesses that offer and market consumer products and services.  Advertising providers allow us to generate advertising revenue from our and our affiliates’ websites, as well as profit sharing arrangements for joint effort marketing programs.  We expect that with the increasing number of entrants into the Internet commerce arena, advertising costs and joint effort marketing programs will become more competitive.  Additionally, upstream advertising networks that we use may offer customers discounts as away to attract more advertisers to their network thereby reducing our revenues generated by these networks.  This competitive environment might prevent us from satisfactorily executing profit generating advertising and joint effort marketing programs in the future.  This competitive environment may also prevent us from providing content and product and service providers from marketing their products and services through our or our affiliates’ websites.  If we fail to continue establishing new, and maintain and expand existing, profitable advertising and joint marketing arrangements, we may suffer substantial adverse consequences to our financial condition and results of operations.

If we are unable to raise additional capital as needed, our ability maintain the listing of our common stock on the NYSE Amex, as well as our ability to grow our company and satisfy our obligations as they become due will be in jeopardy.  It is likely that we will need to raise significant additional capital to grow our company and regain compliance with the continued listing standards of NYSE Amex, fund our operating expenses and satisfy our obligations as they become due, including our revolving credit facility with Bridge Bank, N.A. which matures in 2013.  We do not have any commitments to provide this additional capital and we cannot assure you that funds are available to us upon terms acceptable to us, if at all. If we do not raise funds as needed, our ability to provide for current working capital needs and satisfy our obligations is in jeopardy. In addition, the plan we submitted to regain compliance with the continued listing standards of NYSE Amex is dependent on our ability to raise additional capital.  If we do not raise the funds as needed, our ability to maintain the listing of our common stock is also in jeopardy.  In either or both events, you could lose all of your investment in our company.

We depend on a single customer for a significant portion of our revenues.  We received 83.4% of our net revenue for the three months ended March 31, 2011 from a single customer and this customer accounted for 80.3% of our revenue in 2010. We currently have 22 months remaining on the original agreement with this customer.  The loss of that customer or a material change in the revenue or gross profit generated by that customer could have a material adverse impact on our business, results of operations and financial condition.

We may not successfully defend ourselves against litigation. We are a defendant in a several pending lawsuits in which the plaintiffs are seeking damages in significant amounts.  If we are not successful, one or more of these lawsuits could result in an unfavorable judgment against us.  If we are unable to satisfactorily settle these lawsuits and we do not prevail in court, we may be subject to judgments in amounts which exceed our available capital which will damage our business and our ability to continue as a going concern.

We compete with many companies, some of whom are more established and better capitalized than us.  We compete with a variety of companies on a worldwide basis both through the Internet and in traditional markets. Some of these companies are larger and better capitalized than us.  There are also few barriers to entry in our markets.  Our competitors may develop services that are superior to, or have greater market acceptance than our services.  For example, many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources and larger customer bases than us.  These factors may allow our competitors to respond more quickly than we can to new or emerging technologies and changes in customer requirements.  Our competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies which may allow them to build larger registrant and membership bases.  In addition, current and potential competitors are making, and are expected to continue to make, strategic acquisitions or establish cooperative, and, in some cases, exclusive relationships with significant companies or competitors to expand their businesses or to offer more comprehensive products and services.  To the extent these competitors or potential competitors establish exclusive relationships with major portals, search engines and Internet Service Providers (ISPs), our ability to reach potential members through online advertising may be restricted.  Any of these competitors could cause us difficulty in attracting and retaining registrants and converting registrants into members and could jeopardize our existing affiliate program and relationships with portals, search engines, ISPs and other Internet properties.  Failure to compete effectively including by developing and enhancing our services offerings would have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Increasing government regulations, consumer protection laws or taxation could adversely affect our business.  We are affected not only by regulations applicable to businesses generally, but also by federal, state, local and foreign laws, rules, regulations and taxes directly applicable to electronic communications, telecommunications and the Internet.  Laws and regulations related to the Internet are becoming more prevalent, and new laws and regulations are under consideration in various jurisdictions.  Many areas of law affecting the Internet remain unsettled, and it may take years to determine whether and how existing laws such as those governing consumer protection, intellectual property, libel and taxation apply to the Internet.  New, or amendments to existing laws and regulations, including laws and regulations that govern, restrict, tax or affect things such as user privacy, the pricing and taxation of goods and services offered over the Internet, the content of websites, access to websites, linking of websites, outgoing email solicitations, consumer protection and the characteristics and quality of products and services offered over the Internet could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Our business must keep pace with rapid technological change to remain competitive.  Our business operates in a market characterized by rapidly changing technology, evolving industry standards, frequent new product and service announcements, enhancements, and changing customer demands.  We must adapt to rapidly changing technologies and industry standards and continually improve the speed, performance, features, ease of use and reliability of our services.  Introducing new technology into our systems involves numerous technical challenges, requires substantial amounts of capital and personnel resources, and often takes many months to complete.  We may not successfully integrate new technology into our websites on a timely basis, which may degrade the responsiveness and speed of our websites.  Technology, once integrated, may not function as expected.  In addition, the number of people who access the Internet through devices other than desktop and laptop computers, including mobile telephones and other handheld computing devices, has increased dramatically in the past few years.  Failure to attract and retain a substantial number of mobile device users to our services, or failure to develop services that are more compatible with mobile communications devices, or failure to generally keep pace with the rapid technological change could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Our services may be interrupted due to problems with our servers, our network hardware and software, or our inability to obtain network capacity.  The performance of our server and networking hardware and software infrastructure is critical to our business and reputation and our ability to attract Internet users, advertisers, members and e-commerce partners to our websites and to convert members to subscribers.  We have experienced occasional system interruptions as a result of unexpected increases in usage.  We cannot assure you we will not incur similar or more serious interruptions in the future.  An unexpected or substantial increase in the use of our websites could strain the capacity of our systems, which could lead to a slower response time or system failures.  Any slowdowns or system failures could adversely affect the speed and responsiveness of our websites and would diminish the experience for our members and visitors.  Further, if usage of our websites substantially increases, we may need to purchase additional servers and networking equipment to maintain adequate data transmission speeds, the availability of which may be limited or the cost of which may be significant.  Any system failure that causes an interruption in service or a decrease in the responsiveness of our websites could reduce traffic on our websites and, if sustained or repeated, could impair our reputation and the attractiveness of our brands all of which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.  Furthermore, we rely on many different hardware and software systems.  Failure of these systems or inability to rapidly expand our transaction-processing systems and network infrastructure in response to a significant unexpected increase in usage could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.  The failure to establish and maintain affiliate agreements and relationships could limit the growth of business.  We have entered into, and expect to continue to enter into, arrangements with affiliates to increase our member base, increase traffic to our websites and enhance our brands.  If any of the current agreements are terminated, we may not be able to replace the terminated agreement with an equally beneficial arrangement.  We cannot assure you that we will be able to renew any of our current agreements when they expire on acceptable terms, if at all.  We also do not know whether we will be successful in entering into additional agreements or that any relationships, if entered into, will be on terms favorable to us.  Failure to establish and maintain affiliate agreements and relationships could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Our business relies on a number of third-party providers, and their failure to perform or termination of our relationships with them could harm our business. We license technologies from third parties to facilitate our ability to provide our services.  Any failure on our part to comply with the terms of these licenses could result in the loss of our rights to continue using the licensed technology, and we could experience difficulties obtaining licenses for alternative technologies.  Furthermore, any failure of these third parties to provide these and other services, or errors, failures, interruptions or delays associated with licensed technologies, could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

We depend on our merchant and banking relationships, as well as strategic relationships with third parties, who provide us with payment processing solutions.  From time to time, VISA and MasterCard increase the fees that they charge processors.  We may attempt to pass these increases along to our merchant customers, but this might result in the loss of those customers to our competitors who do not pass along the increases.  Our revenues from merchant account processing are dependent upon our continued merchant relationships which are highly sensitive and can be canceled if customer charge-backs escalate and generate concern that the company has held back sufficient funds in reserve accounts to cover these charge-backs.  Cancellation by our merchant providers would most likely result in the loss of new customers and lead to a reduction in our revenues.

We are exposed to risks associated with credit card fraud and credit payment.  Many of our customers use credit cards to pay for our services.  We have suffered losses, and may continue to suffer losses, as a result of membership orders placed with fraudulent credit card data, even though the associated financial institution approved payment.  Under current credit card practices, a merchant is liable for fraudulent credit card transactions when the merchant does not obtain a cardholder’s signature.  A failure to adequately control fraudulent credit card transactions would result in significantly higher credit card-related costs and could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Our business may incur liability for information retrieved from or transmitted through its websites or websites linked to it.  Because our business publishes or makes various information available on its websites or though linked websites, we may be sued for, or incur liability related to, defamation, civil rights infringement, negligence, copyright or trademark infringement, invasion of privacy, personal injury, product liability or other legal claims.  Our business also offers email services subjecting us to liabilities or claims relating to unsolicited email or spamming, lost or misdirected messages, security breaches, illegal or fraudulent use of email or interruptions or delays in email service.  Liability or expense relating to these types of claims could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Our business could be significantly impacted by the occurrence of natural disasters such as hurricanes and other catastrophic events. Our primary data center and corporate headquarters are located in Clearwater, Florida and, are therefore, susceptible to damage from hurricanes or other tropical storms.  Although we believe we have adequate backup for this data in a secure location, we may not be able to prevent outages and downtime caused by these storms or other events out of our control, which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

We may incur liability if we fail to adequately protect personal information.  Our business handles personally identifiable information pertaining to our members and visitors residing in the United States as well as foreign countries.  Many jurisdictions have adopted privacy, security, and data protection laws and regulations intended to prevent improper use and disclosure of personally identifiable information.  In addition, some jurisdictions impose database registration requirements for which significant monetary and other penalties may be imposed for failure to comply.  These laws, which are subject to change and may be inconsistent, may impose costly administrative requirements, limit our handling of information, and subject us to increased government oversight and financial liabilities all of which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Security breaches and inappropriate Internet use could damage our business. Concerns over the security of transactions conducted on the Internet and the privacy of users may inhibit the growth of the Internet and other online services generally, and online commerce in particular.  Failure to successfully prevent security breaches could significantly harm our business and expose us to lawsuits.  Anyone who is able to circumvent our security measures could misappropriate proprietary information, including customer credit card and personal data, cause interruptions in our operations, or damage our brand and reputation.  Breach of our security measures could result in the disclosure of personally identifiable information and could expose us to legal liability.  We cannot assure you that our financial systems and other technology resources are completely secure from security breaches or sabotage.  We have experienced security breaches and attempts at “hacking.”  We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches.  Further, any well-publicized compromise of our security or the security of any other Internet provider could deter people from using our services or the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials, which might adversely affect our online dating business. All of these factors could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Computer viruses could damage our business.  Computer viruses, worms and similar programs may cause our systems to incur delays or other service interruptions and could damage our reputation and ability to provide our services and expose us to legal liability, all of which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

We depend on key personnel, the loss of whom could harm our business.  Our success depends in part on the retention of personnel critical to our combined business operations due to, for example, unique technical skills, management expertise or key business relationships.  We may be unable to retain existing management, finance, engineering, sales, customer support, and operations personnel that are critical to our success, which may result in disruption of operations, loss of key business relationships, information, expertise or know-how, unanticipated additional recruitment and training costs, and diminished anticipated benefits of acquisitions, including loss of revenue and profitability.  Our future success is substantially dependent on the continued service of our key senior management.  Our employment agreements with our key personnel are short-term and on an at-will basis.  We do not have key-person insurance on any of our employees.  The loss of the services of any member of our senior management team, or of any other key employees, could divert management’s time and attention, increase our expenses and adversely affect our ability to conduct our business efficiently.  Our future success also depends on our continuing ability to attract, retain and motivate highly skilled employees.  We may be unable to retain our key employees or attract, retain and motivate other highly qualified employees in the future.  We have experienced difficulty from time to time in attracting or retaining the personnel necessary to support the growth of our business, and may experience similar difficulties in the future.

Demand for our services may decline due to the proliferation of “spam” and software designed to prevent its delivery.  Our business may be adversely affected by the proliferation of “spam” and other unwanted Internet solicitations. In response to such proliferation, ISP’s have been adopting technologies, and individual computer users are installing software on their computers that are designed to prevent the delivery of certain Internet advertising, including legitimate solicitations such as those delivered by us.  We cannot assure you that the number of ISP’s and individual computer users who employ these or other similar technologies and software will not increase, thereby diminishing the efficacy of our services.  In the case that one or more of these technologies are widely adopted or the software widely utilized, demand for our services would decline.

Defects in our platform, disruptions in our service or errors in execution could diminish demand for our service and subject us to substantial liability.  Our on-demand platform is complex and incorporates a variety of hardware and proprietary and licensed software.  Internet-based services such as ours frequently experience disruptions from undetected defects when first introduced or when new versions or enhancements are released.  In addition, our recently added text messaging capabilities may hinder the performance of our platform as we have limited experience with dealing with text messaging services.  From time to time we have found and corrected defects in our platform.  Other defects in our platform, or defects in new features, complementary services or upgrades released in the future, could result in service disruptions for one or more clients.  Our clients might use our service in unanticipated ways that cause a service disruption for other clients attempting to access their contact list information and other data stored on our platform.  In addition, a client may encounter a service disruption or slowdown due to high usage levels of our service.  Because clients use our service for critical business processes, any defect in our platform, any disruption in our service or any error in execution could cause existing or potential clients not to use our service, could harm our reputation, and could subject us to litigation and significant liability for damage to our clients’ businesses.

Risks Related to Our Common Stock

We have received a continued listing deficiency notice from NYSE Amex and there are no assurances we will be able to maintain the listing of our common stock on that exchange.  In May 2011 we were notified by NYSE Regulation that we are below certain of the NYSE Amex’s continued listing standards due to stockholders’ equity of less than $4,000,000 and losses from continuing operations and/or net losses in three of our four most recent fiscal years as set forth in Section 1003(a)(ii) of the NYSE Amex’s Company Guide.  We were afforded the opportunity to submit a plan of compliance to the exchange by June 8, 2011 that demonstrated our ability to regain compliance with Section 1003(a)(ii) of the Company Guide within a maximum of 18 months from the submission of the plan.  We submitted our plan within the time period prescribed and reasonably believe that it demonstrates our ability to regain compliance with the continued listing standards.  However, we have not been notified by NYSE Regulation that the plan has been approved.  If the plan is not accepted by the exchange, we will be subject to delisting procedures as set forth in Section 1010 and part 12 of the Company Guide.  In that event, it is likely that our common stock would be quoted in the over the counter market on the OTC Bulletin Board.   The loss of our exchange listing will adversely impact the future liquidity of our common stock and may make it more difficult for our stockholders, including purchasers of the Shares, to resell those shares.

The market price for shares of our common stock has declined substantially in recent months and may continue to be highly volatile and subject to wide fluctuations.

The market for common stock has recently been subject to significant disruptions that have caused substantial volatility in the prices of these securities, which may or may not have corresponded to the business or financial success of the particular company. The market price for shares of our common stock has declined substantially in recent months and could decline further if our future operating results fail to meet or exceed the expectations of market analysts and investors and/or current economic or market conditions persist or worsen.

Some specific factors that may have a significant effect on the future market price of our shares of common stock include:

•	actual or expected fluctuations in our operating results;
•	variance in our financial performance from the expectations of market analysts;
•	changes in general economic conditions or conditions in our industry generally;
•	changes in conditions in the financial markets;
•	announcements of significant acquisitions or contracts by us or our competitors;
•	our inability to raise additional capital;
•	changes in applicable laws or regulations, court rulings and enforcement and legal actions;
•	additions or departures of key management personnel;
•	actions by our stockholders;
•	changes in market prices for our products; and
•	changes in stock market analyst research and recommendations regarding the shares of our common stock, other comparable companies or our industry generally.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the affected companies. These broad market and industry factors may materially harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition and results of operations.  As a result of these and other factors, you may be unable to resell your shares of our common stock at or above the price you paid for such shares.

USE OF PROCEEDS

We currently intend to use the net proceeds from this offering for working capital.  The net proceeds may be invested temporarily until they are used for their stated purpose.  Our management will retain broad discretion as to the allocation of the net proceeds from this offering.  Pending application of the net proceeds, we intend to invest the proceeds in highly liquid, investment-grade securities and money market funds.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed on the NYSE Amex under the symbol "INUV."  The following table sets forth the reported high and low last sale prices for our common stock for the following periods and includes the impact of the companies 1 for 10 reverse stock split on December 10, 2010.

	High	Low
Year Ended December 31, 2009:
First Quarter	$2.40	$0.50
Second Quarter	$3.70	$1.40
Third Quarter	$3.20	$2.00
Fourth Quarter	$3.50	$1.90
Year Ended December 31, 2010:
First Quarter	$4.40	$2.70
Second Quarter	$3.00	$1.30
Third Quarter	$3.40	$1.60
Fourth Quarter	$6.60	$2.80
Year Ending December 31, 2011
First Quarter	$5.46	$2.62

Dividends

We have not declared or paid cash dividends on our common stock since our inception.  Under Nevada law, we are prohibited from paying dividends if the distribution would result in our company not be able to pay its debts as they become due in the usual course of business or if our total assets would be less than the sum of our total liabilities plus the amount that would be needed, we were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.  Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our stockholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.  While our board of directors will make any future decisions regarding dividends as circumstances surrounding our company changes, presently it is not anticipated that we will pay any cash dividends in the foreseeable future.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2011, and on an as adjusted basis to give effect to the sale by us of 1,350,000 shares of our common stock and related warrants in this offering after deducting estimated offering expenses payable by us. You should read this table in conjunction with our consolidated financial statements and the related notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included in or incorporated by reference into this prospectus supplement and the accompanying base prospectus.

	March 31, 2011 (unaudited)
	Actual	As Adjusted
Long term liabilities	$434,473	$434,473
Preferred stock, $0.001 par value, 500,000 shares authorized, 0 shares outstanding	-	-
Common stock, $0.001 par value, 20,000,000 shares authorized, 9,110,486 shares outstanding	9,110	10,460
Additional paid-in capital	111,941,754	114,590,404
Accumulated deficit	(107,064,890)	(107,064,890)
Treasury stock - 551,696 shares	(2,096,106)	(2,096,106)
Total stockholders' equity	$2,789,868	$5,439,868
Total capitalization	$3,224,341	$5,874,341

DESCRIPTION OF SECURITIES

We are offering to certain institutional investors, pursuant to this prospectus supplement and the accompanying prospectus, an aggregate of 1,350,000 shares of our common stock, together with the warrants. The purchase price for each share of common stock and the related warrants is $2.00. Each warrant has an exercise price of $2.20 per share. The common stock and the warrants will be issued separately but will be purchased together in the offering. This prospectus supplement also relates to the offering of shares of common stock upon the exercise, if any, of the warrants issued in this offering.

Common Stock

The material terms and provisions of our common stock are described in the section entitled “Description of Capital Stock” in the accompanying prospectus. T he shares of common stock issued in this offering will be, when issued and paid for in accordance with the securities purchase agreement, duly and validly authorized, issued and fully paid and non-assessable.

Warrants

The material terms and provisions of the warrants being offered pursuant to this prospectus supplement and the accompanying prospectus are summarized below. This summary is subject to, and qualified in its entirety by, the form of warrant, which will be provided to the investors in this offering and will be filed as an exhibit to a Current Report on Form 8-K that we will file with the SEC in connection with the consummation of this offering.

The warrants to be issued in this offering represent the right to purchase up to an aggregate of 675,000 shares of our common stock. Each warrant entitles the investor to purchase 0.50 shares of our common stock for every share of common stock purchased by such investor in the offering. The warrants are immediately exercisable at the option of the holder following the closing date of this offering. Each warrant has an exercise price of $2.20 per share.

The exercise price of the warrants will be subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.  The warrant holders must surrender payment in cash of the exercise price of the shares being acquired upon exercise of the warrants. The holder will not have the right to exercise any portion of a warrant if the holder, together with its affiliates, would, subject to limited exceptions, beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after the exercise. The holder may elect to increase this beneficial ownership limitation upon 61 days’ prior written notice to us.  This beneficial ownership limitation may be decreased by the holder at any time upon notice to us.  In addition, the beneficial ownership limitation may not apply to a holder to the extent its beneficial ownership excluding certain convertible securities already exceeds 9.99%.

PLAN OF DISTRIBUTION

We will enter into a securities purchase agreement directly with investors for the sale of an aggregate of 1,350,000 shares of our common stock and warrants to purchase up to an aggregate of 675,000 shares of our common stock in this offering.  Funds managed by Bridgehampton Capital Management LLC, an affiliate of our company, will be an investor in this offering, and will purchase the securities upon the same terms and conditions as the other investors in this offering.  We currently anticipate that the closing of this offering will take place on or about June 21, 2011. On the closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price of the shares of common stock and related warrants sold; and
•	we will irrevocably instruct the transfer agent to deliver the shares of common stock, and we will deliver the warrants, to the investors.

The shares and related warrants are being offered and sold by members of our management and we are not paying any commissions or finder’s fee in connection with this offering.  The estimated offering expenses payable by us are approximately $50,000, which includes reimbursement of attorney’s fees for the investor’s counsels.

The purchase price per share of common stock and the exercise price for the warrants were determined based on negotiations with the investors.

The securities purchase agreement will be included as an exhibit to our Current Report on Form 8-K that we will file with the SEC in connection with the consummation of this offering.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Schneider Weinberger LLP, 2200 Corporate Boulevard, N.W. Suite 210, Boca Raton, FL  33431.

EXPERTS

Our audited consolidated balance sheet as of December 31, 2010, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2010 appearing in our Annual Report on Form 10-K for the year ended December 31, 2010, as amended, which is incorporated by reference in this prospectus supplement, have been audited by Mayer Hoffman McCann P.C., independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.  Our audited consolidated balance sheet as of December 31, 2009, and the related consolidated statement of operations, stockholders' equity and cash flows for the year ended December 31, 2009 appearing in our Annual Report on Form 10-K for the year ended December 31, 2010, as amended, which is incorporated by reference in this prospectus supplement, have been audited by Kirkland Russ Murphy & Tapp, P.A., independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Nevada Revised Statutes allows us to indemnify each of our officers and directors who are made a party to a proceeding if:

(a)	the officer or director conducted himself or herself in good faith;
(b)	his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and
(c)
in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.  We may not indemnify our officers or directors in connection with a proceeding, by or in our right, where the officer or director was adjudged liable to us, or in any other proceeding, where our officer or director are found to have derived an improper personal benefit.

Our by-laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described above.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the SEC, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

AVAILABLE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC.  You may read and copy any materials that we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers such as our company that file electronically with it.

Our Internet address is www.inuvo.com.  We make available free of charge, through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  The information which appears on this web site is not part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information.  We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering of securities covered by this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2010, as amended,
•	our Quarterly Report on Form 10-Q for the period ended March 31, 2011,
•	our Current Report on Form 8-K as filed on April 7, 2011,
•	our Current Report on Form 8-K as filed on April 8, 2011,
•	our Current Report on Form 8-K as filed on May 4, 2011,
•	our Current Report on Form 8-K as filed on May 13, 2011,
•	our Current Report on Form 8-K as filed on June 1, 2011,
•	our Current Report on Form 8-K as filed on June 6, 2011, and
•	our Current Report on Form 8-K as filed on June 14, 2011.

We will provide without charge to any person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, excluding exhibits, unless we have specifically incorporated an exhibit in the incorporated document.  Written requests should be directed to: Corporate Secretary, Inuvo, Inc., 15550 Lightwave Drive, Suite 300, Clearwater, Florida  33760.

Each document or report subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document, unless otherwise provided in the relevant document.